Exhibit 10.1
May 3, 2021
Bret Schwartzhoff

Re:    Separation Agreement
Dear Bret:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Apollo Endosurgery, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation Date. If you timely sign and return this Agreement to the Company and allow the releases contained herein to become effective, your employment with the Company will continue until May 31, 2021, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Paragraph 2(c) below. If termination occurs earlier or later than May 31, 2021, the actual date of termination shall become the “Separation Date” for purposes of this Agreement. If you do not accept this offer by signing this Agreement, then your employment will terminate on the date that is twenty-one (21) days after the date of this letter Agreement.
2.Transition Period.
(a)Duties. Between now and the Separation Date (the “Transition Period”), you will no longer perform your regular duties, but instead you agree to transition these duties and responsibilities and perform other tasks as requested by the Company. You agree to perform your Transition Period services in good faith and to the best of your abilities. You must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Invention, Confidential Information and Non-Competition Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
(b)Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Your Company equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and option agreement.
(c)Termination. In consideration for your execution of this Agreement, the Company agrees that during the Transition Period, it will only terminate your employment for Cause (as defined below). Accordingly, during the Transition Period you are entitled to resign your employment for any reason with or without advance notice, and the Company may terminate your employment only for Cause. If prior to May 31, 2021, you resign your employment for any reason, your employment terminates due to your death or disability, or the Company terminates your employment with Cause, then you will no longer be eligible for participation in any Company benefit plans, and you will not be entitled to any of the severance

Bret Schwartzhoff
May 3, 2021

benefits described in this Agreement, including the extended exercise period set forth in Section 5 below.
(d)Definition of Cause. For purposes of this Agreement, “Cause” for termination will mean any one or more of the following: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of your contractual, statutory or common law duties to the Company (including violation of any provision or obligation under this Agreement); (d) your failure to satisfactorily perform your job duties as assigned by the Company; (e) intentional damage to any property of the Company; or (f) misconduct or other violation of Company policy that causes or reasonably could cause harm.
3.Accrued Salary. On or within six (6) days following the Separation Date, the Company will pay you all accrued salary and accrued but unused vacation (if any) earned through the last day of your employment, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.
4.Severance Benefits. Although the Company has no agreement, plan or policy that requires it to extend severance benefits to you, if you: (i) timely return this fully signed Agreement to the Company and allow the releases contained herein to become effective; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); and (iii) within twenty-one (21) days after the Separation Date, execute and return to the Company the release of claims attached hereto as Exhibit B (the “Separation Date Release”) and allow the Separation Date Release to become effective, then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):
(a)Severance Pay. The Company will pay you the equivalent of six (6) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in the form of salary continuation payments on the Company’s regular payroll schedule beginning on the second regularly scheduled payroll date following the Release Effective Date as defined in Exhibit B hereto. For example purposes only, should you sign your Separation Date Release on May 31, 2021, your Release Effective Date shall be on the 8th day following the revocation period and your first Severance Payment will be on the second regularly scheduled payroll date of June 30, 2021.
(b)Health Care Continuation Coverage.
(i)COBRA. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form

Bret Schwartzhoff
May 3, 2021

for electing COBRA coverage. As described in your COBRA notice, you may be eligible for a 100% COBRA premium subsidy if you are on COBRA continuation coverage for any month during the period April 1, 2021 through September 30, 2021.
(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) December 31, 2021; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.
(iii)Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.
(c)2021 Bonus. The Company will provide you with a lump sum payment, subject to standard payroll deductions and withholdings, equal to 33.3% of your annual target bonus for the year 2021 (the “Bonus Payment”). The Bonus Payment will be paid to you on the same day as the first installment of your Severance Pay as set forth in Section 4(a), above.
(d)Executive Outplacement Services. As an additional severance benefit under this Agreement, the Company will offer you executive outplacement services for up 6 months through Randstad RiseSmart. The Company will pay the vendor directly should you choose to utilize this service. Should you elect to receive the outplacement services, you acknowledge and agree that the Company may provide your personal information collected in the context of your employment relationship with the Company to Randstad RiseSmart.
5.Equity Awards. Your various outstanding equity awards have been granted pursuant to the Company’s 2016 Equity Incentive Plan and the 2017 Equity Incentive Plan, as applicable (referred to collectively as the “Plans”). Under the terms of the applicable Plan and your equity award agreements, vesting will cease as of the Separation Date and your rights to

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May 3, 2021

exercise any vested equity awards following the Separation Date shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the applicable Plan. Notwithstanding the foregoing, should you satisfy the conditions for receipt of Severance Benefits as set forth in Section 4 above, the Company will extend the time for you to exercise any vested but unexercised stock options as of the Separation Date until the earlier of: (i) the six (6) month anniversary of the Separation Date, (ii) the effective date of a “Change of Control” or “Change in Control” (as defined in the applicable Plan) and (iii) the expiration date set forth in the applicable stock option grant notice and stock option agreement. You understand that as a result of the extended exercise period described above, applicable tax rules require that any options held by you that qualify for tax purposes as incentive stock options shall automatically be converted to non-statutory stock options for tax purposes as of the Effective Date of the Separation Date Release according to the terms of the applicable Plans and of the equity awards thereunder, and that you shall consult your own tax advisor regarding the extended exercise period and the tax consequences of option transactions. Except as expressly modified herein, your equity awards shall otherwise continue to be governed by the terms of the applicable grant notice, award agreement and Plan.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
7.Expense Reimbursements. You agree that, within twenty (20) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.Return of Company Property. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.
9.Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Invention, Confidential Information, and Non-Competition Agreement, including your obligations not to use or disclose any

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May 3, 2021

confidential or proprietary information of the Company. A copy of your Invention, Confidential Information, and Non-Competition Agreement is attached hereto as Exhibit A.
10.Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
11.No Voluntary Adverse Action; And Cooperation. You agree that you will not (except in response to legal compulsion or as permitted under the Protected Activities section below) voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
12.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
13.Release of Claims.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
        (b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the

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May 3, 2021

termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Texas Human Rights Act, and the Texas Labor Code, Chapter 21.
        (c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)    Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights you may have to unemployment compensation, and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
14.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the

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May 3, 2021

Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
15.Section 409A. It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether Severance Benefits, expense reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the Severance Benefits, upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” (including as a result of the terms of Employment Agreement), then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of your separation from service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided in this Agreement or in the applicable agreement. No interest shall be due on any amounts so deferred.
16.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

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May 3, 2021

17.Miscellaneous. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.
[Signature page follows]

Bret Schwartzhoff
May 3, 2021

As part of this Agreement, by signing below, you hereby resign all positions held with the Company and any of its subsidiaries, and the Board accepts your resignation, effective as of the Separation Date.  As of the Separation Date, you acknowledge and agree that you will hold no position with the Company.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
I wish you good luck in your future endeavors.
Sincerely,
Apollo Endosurgery, Inc.
By:/s/ Mary League
Mary League
Vice President, Human Resources

Exhibit A – Invention, Confidential Information, and Non-Competition Agreement
Exhibit B – Separation Date Release

Accepted and Agreed:
/s/ Bret Schwartzhoff
Bret Schwartzhoff

May 4, 2021
Date

Bret Schwartzhoff
May 3, 2021

Exhibit A
INVENTION, CONFIDENTIAL INFORMATION, AND NON-COMPETITION AGREEMENT

Bret Schwartzhoff
May 3, 2021

Exhibit B
SEPARATION DATE RELEASE
(To be signed and returned to the Company on or within twenty-one (21) days after the Separation Date)
In exchange for the consideration to be provided to me pursuant to that certain letter transition and separation agreement between me and Apollo Endosurgery, Inc. (the “Company”) dated May 3, 2021 (the “Agreement”), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Texas Human Rights Act, and the Texas Labor Code, Chapter 21, and any other laws, statutes, or regulations of the state in which I reside and/or work.

I acknowledge that I am are knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”). I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver does not apply to any rights or claims that arise after the date I sign

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May 3, 2021

this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to the Company’s CEO); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release (the “Release Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Separation Date Release, which include claims which may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

Notwithstanding the foregoing, I acknowledge and understand that the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights I may have to unemployment compensation, and (iv) any claims for breach of this Agreement I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that nothing in this Agreement limits my ability to file a charge or complaint with any Government Agency. I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

This Separation Date Release, together with the Agreement and its exhibits, constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood, Accepted and Agreed:
_____________________________________    ______________________
Bret Schwartzhoff                    Date